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                                                                      Exhibit 23

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Lazare Kaplan International Inc. and subsidiaries of our report dated August 19, 2004, included in the 2004 Annual Report to Shareholders of Lazare Kaplan International Inc.

Our audits also included the consolidated financial statement schedule of Lazare Kaplan International Inc. and subsidiaries listed in Item 15(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8, No. 333-40225 and No. 333-92077) pertaining to the Lazare Kaplan International Inc. 1997 Long Term Stock Incentive Plan and Post-Effective Amendment No. 1 to Registration Statement (Form S-8, No. 333-52303) pertaining to the Lazare Kaplan International Inc. 401(k) Plan for Savings and Investment of our report dated August 19, 2004, with respect to the consolidated financial statements of Lazare Kaplan International Inc. and subsidiaries incorporated by reference in the Annual Report (Form 10-K) for the year ended May 31, 2004 and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Lazare Kaplan International Inc.



New York, New York
August 26, 2004